EXHIBIT 31.1

Noble Corporation plc, a company registered under the laws of England and Wales

Noble Corporation, a Cayman Islands company

I, David W. Williams, certify that:

1.	I have reviewed this annual report on Form 10-K/A of Noble Corporation plc and Noble Corporation; and

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: April 30, 2014

/s/ David W. Williams

David W. Williams

Chairman, President and Chief Executive Officer

of Noble Corporation plc, a company registered under the laws of England and Wales, and

President and Chief Executive Officer

of Noble Corporation, a Cayman Islands company